Exhibit 10.32
QLIK TECHNOLOGIES INC.
AND
STIFTELSEN INDUSTRIFONDEN
FACILITY AGREEMENT
SEK 60,000,000 TERM FACILITY
ADVOKATFIRMAN VINGE KB
ÖSTERGATAN 30 · BOX 4255
SE-203 13 MALMÖ · SWEDEN
TEL +46 40 664 55 00
FAX +46 40 664 55 01
www.vinge.se

TABLE OF CONTENT

1.	DEFINITIONS AND INTERPRETATION	1
2.	THE FACILITY	4
3.	CONDITIONS PRECEDENT	4
4.	UTILISATION	4
5.	INTEREST	5
6.	REPAYMENT	5
7.	PREPAYMENT	5
8.	TAXES, INCREASED COSTS AND CURRENCY	6
9.	COSTS AND EXPENSES	7
10.	REPRESENTATIONS AND WARRANTIES	7
11.	INFORMATION UNDERTAKINGS	8
12.	GENERAL UNDERTAKINGS	9
13.	EVENTS OF DEFAULT	10
14.	CONFIDENTIALITY	12
15.	CHANGES TO THE LENDER	12
16.	CHANGES TO THE BORROWER	12
17.	TERM AND TERMINATION	12
18.	PAYMENT MECHANICS	13
19.	NOTICES	13
20.	FORCE MAJEURE AND LIMITATION OF LIABILITY	14
21.	GOVERNING LAW AND JURISDICTION	15
SCHEDULES

Schedule 1	Conditions Precedent

Schedule 2	Form of Utilisation Request

Schedule 3	Repayment Schedule

Schedule 4	Form of Warrant

Schedule 5	Original Financial Statements

This TERM LOAN FACILITY AGREEMENT is dated 16 June 2008 and made between:
(1)	Qlik Technologies Inc., a company duly organized under the laws of the State of Delaware, USA, with an address at 150 N. Radnor-Chester Road, Suite E220, Radnor, Pennsylvania 19087, USA, (the “Borrower”) and

(2)	Stiftelsen Industrifonden, a Swedish foundation, with address Box 1163, SE-111 91 Stockholm, Sweden, (the “Lender”).

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in Stockholm, Sweden.

“Commitment” means SEK 60,000,000, to the extent not cancelled as provided in Clause 13 or reduced as provided in Clause 7.

“Change of control” an event or series of events resulting in the Borrower ceasing to own, directly or indirectly, more than fifty per cent (50%) of the share capital or shares representing more than fifty per cent (50%) of the votes in the Company, or otherwise ceasing to control more than fifty per cent (50%) of the voting capital stock in the Company.

“Company” means QlikTech International AB.

“Default” means an Event of Default or any event or circumstance specified in Clause 13 which would (with the expiry of a grace period, the giving of notice, the making of any determination under this Agreement or any combination of any of the foregoing) be an Event of Default.

“Default Notice” means a notice served by the Lender in accordance with Clause 13.2.

“Event of Default” means any event or circumstance specified as such in Clause 13.

“Final Repayment Date” means 31 March 2012.

“Finance Documents” means each of this Agreement, the Share Pledge Agreement, any Utilisation Request and any other document delivered under this Agreement and any other document designated as such by the Lender and the Borrower.

“Financial Indebtedness” means (i) moneys borrowed, (ii) finance or capital leases, (iii) receivables sold or discounted (other than on a non-recourse basis), (iv) other transactions having the commercial effect of a borrowing, (v) the marked to market value of derivative transactions entered into in connection with protection against or benefit from fluctuation in any rate or price, (vi) counter-indemnity obligations in respect of guarantees or other instruments issued by a bank or financial institution, and (vii)

liabilities under guarantees or indemnities for any of the obligations referred to in items (i) to (vi).
“GAAP” means generally accepted accounting principles, standards and practices in the USA, in effect from time to time, including, if applicable, IFRS.

“Group” means the Borrower and its Subsidiaries from time to time, and “Group Company” means any member of the Group.

“IFRS” means international accounting standards within the meaning of the IAS Regulation 1606/2002 to the extent applicable to the relevant financial statements.

“Increased Costs” means (i) a reduction in the rate of return from the Facility or, (ii) an additional or increased cost, or (iii) a reduction of any amount due and payable under any Finance Document.

“Loan” means a loan made or to be made under the Loan Facility or the principal amount outstanding from time to time of that loan.

“Loan Facility” means the term loan facility made available to the Borrower under this Agreement as described in Clause 2.1.

“Material Adverse Effect” means a material adverse effect on (i) the ability of the Borrower to comply with its obligations under the Finance Documents, (ii) the financial condition or business of the Borrower or (iii) on the legality, validity or enforceability of the Finance Documents or the Security created thereunder.

“Material Group Company” means any of: (i) the Borrower, (ii) the Company, or (iii) QlikTech Inc.

“Original Financial Statements” means the consolidated statement of income, balance sheet and statement of cash flows set out in Schedule 5.

“Payment Date” has the meaning given to it in Clause 6.

“Security” means a mortgage, charge, pledge, lien, security assignment or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Share Pledge Agreement” means the share pledge agreement entered into on or before the first Utilisation Date, pursuant to which sixty-five percent (65%) of the shares in the Company represented by share certificate No. 1-22.590.604 are pledged by the Borrower.

“Subsidiary” means, in relation to the Borrower, a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares or securities or other interests having ordinary voting power for the election of directors or other governing body (other than such securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by the Borrower.
“Swedish Kronor” or “SEK” means the lawful currency of Sweden.

“Swedish Reference Rate” means the Reference Rate determined by the Swedish Riksbank on the basis of paragraph 9 in the Swedish Law on interest rates (Sw: Räntelagen (1975:639).

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Unpaid Sum” means any sum due and payable but unpaid by the Borrower under the Finance Documents.

“Utilisation Date” means the date on which a Loan is to be made under the Facility.

“Utilisation Request” means a written request to utilise the Loan Facility under this Agreement substantially in the form set out in Schedule 2.

“Warrant” means the warrant entitling the Lender to subscribe for up to 214,200 shares of the Borrower’s $.0001 par value per share Series A Preferred Stock in substantially the form set out in Schedule 4.

1.2	References

In this Agreement, unless the contrary intention appears, a reference to:
a)	“assets” includes present and future properties, revenues and rights of every description;

b)	a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, supplemented, restated or novated from time to time;

c)	any “Borrower” or “Lender” shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

d)	a “person” includes any natural person, firm, company, corporation, government, state or agency of a state or any association, trust or partnership (whether or not having separate legal personality) or two or more of the foregoing;

e)	a provision of law is a reference to that provision as amended or re-enacted;

f)	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental,

intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organization;
g)	a time of day is a reference to Stockholm, Sweden time;

h)	Clause and Schedule headings are for ease of reference only; and

i)	a Default is “continuing” if it has not been remedied or waived.
1.2.1	When ascertaining whether a limit or threshold specified in Swedish Kronor has been attained or broken, an amount in another currency shall be counted on the basis of the Lender’s spot rate of exchange for purchasing Swedish Kronor with payment in the other currency with delivery on the relevant date.

1.2.2	If there is any conflict between the provisions of this Agreement and the provisions of any other Finance Document, the provisions of this Agreement shall prevail.

2.	THE FACILITY

2.1	The Lender agrees to make available to the Borrower, subject to and upon the terms and conditions contained in this Agreement, a term loan facility of SEK 60,000,000.

2.2	The Borrower shall apply the Loan in or towards general working capital and general corporate purposes.

2.3	Without prejudice to the obligations of the Borrower under Clause 2.2, the Lender shall not be under any obligation to concern itself with the application of the Loan.

3.	CONDITIONS PRECEDENT

3.1	The Borrower may not, save as the Lender may otherwise agree, deliver a Utilisation Request unless (a) the Lender has confirmed to the Borrower that it has received all of those documents and information listed in Schedule 1 and that each is in form and substance satisfactory to the Lender and (b) no Default has occurred and is continuing or will occur if the disbursement in accordance with the Utilisation Request is effected and (c) all of the representations and warranties set out in Clause 10 to be made by the Borrower is true and correct in all material respects on the proposed Utilisation Date.

3.2	The Lender may waive any of the requirements of Clause 3.1 in writing to the Borrower.

4.	UTILISATION

4.1	The Borrower may utilise the Loan Facility by delivery to the Lender of a duly completed Utilisation Request for the Loan requested under this Agreement, not later than 11 a.m. three (3) Business Days before the proposed Utilisation Date. The proposed Utilisation Date shall not be later than 20 June 2008.
4.2	Only one Utilisation Request may be given under the Loan Facility.

4.3	The Loan shall be disbursed to the Borrower in full on the Utilisation Date. The Loan shall be disbursed to the account and bank specified by the Borrower in the Utilisation Request.

4.4	The Utilisation Request is irrevocable and will not be regarded as having been duly completed unless it is substantially in the form set out in Schedule 2 and signed by authorised signatories of the Borrower.

5.	INTEREST

5.1	The rate of interest on the Loan is the aggregate of (i) a margin of six percent (6%) and (ii) the Swedish Reference Rate applicable on the Utilisation Date. The Loan shall carry interest as from the Utilisation Date.

5.2	The Borrower shall pay the accrued and unpaid interest on the Loan to the Lender on each Payment Date, except for on the first Payment Date. Interest accrued until the first Payment Date will be added to the principal amount in accordance with the provision in Clause 6.

5.3	If the Borrower fails to pay any amount payable by it on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment at a rate which is five percent (5%) higher than the rate which would have been payable during the period of non-payment. Any interest accruing under this Clause 5.3 shall be immediately payable by the Borrower on demand by the Lender.

5.4	The Lender shall promptly notify the Borrower of the determination of the rate of interest under this Agreement.

6.	REPAYMENT

6.1	The Borrower shall repay the Loan in twelve (12) equal quarterly payments of principal and accrued interest to the Lender on each date (“the Payment Date”) and in the amounts set out in Schedule 3. Interest accrued until first Payment Date (30 June 2009) will be added to the principal amount and shall be amortized together with the Loan.

6.2	Any amount of the Loan then outstanding shall be repaid in full, including the accrued and unpaid interest thereon, on the Final Repayment Date.

7.	PREPAYMENT

7.1	The Borrower may, if it gives the Lender not less than fifteen (15) Business Days’ prior written notice, prepay the whole Loan; provided, however, that any such prepayment shall be accompanied by the payment of a prepayment fee in an amount equal to interest on the amount prepaid, from the prepayment date through the Final Repayment Date, at a rate equal to one-half the Swedish Reference Rate applicable on the date of the prepayment.

7.2	The following restrictions shall apply to any prepayment:
a)	Any notice of prepayment shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant prepayment is to be made and the amount of that prepayment .

b)	Any prepayment shall be made together with accrued and unpaid interest on the principal amount prepaid.

c)	Any part of the Loan which is prepaid may not be reborrowed.

d)	The Borrower shall not repay or prepay the Loan except as expressly provided for in this Agreement.
8.	TAXES, INCREASED COSTS AND CURRENCY

8.1	Taxes

8.1.1	All payments due to be made by the Borrower to the Lender under this Agreement, whether of principal, interest or otherwise, shall be made free and clear of, and without deduction or withholding for, or on account of, any Taxes, except to the extent the Borrower is required by law to deduct or withhold any Taxes on any amounts payable hereunder.

8.1.2	If at any time the Borrower is required to make any deduction or withholding in respect of Taxes from any payment due hereunder, then the Borrower shall pay any such additional amount to the Lender as is necessary to ensure that, after the making of such deduction or withholding, the Lender receives on the due date for such payment (and retains, free from any liability in respect of such deduction or withholding) a net sum equal to the sum which it would have received had no such deduction or withholding been required to be made.

8.1.3	The Borrower shall use its reasonable endeavours to obtain from the applicable authority as soon as possible after making such payment (to the extent they are issued by such authority) an official receipt or other appropriate evidence issued by such authority evidencing that the payment has been duly remitted to the appropriate authority and shall furnish the Lender within 10 days of receipt of the same such official receipt or evidence.

8.2	Increased costs

8.2.1	If, by reason of any change in any law or in the interpretation, administration or application of any law, regulation or directive, in each case after the date of this Agreement, or compliance with any law, regulation or directive enacted or promulgated after the date of this Agreement:

a)	the basis of taxation of payments hereunder to the Lender is changed (except for changes in taxes measure by or imposed upon the net income or franchise taxes of the Lender); or

b)	any reserve, special deposit or similar requirement on assets held is imposed upon, modified or held applicable to the Lender;
and the Lender incurs any Increased Cost as a result of the foregoing, then the Borrower shall forthwith on demand pay to the Lender the amount of any Increased Cost so incurred.

8.2.2	Clause 8.2.1 does not apply to the extent any Increased Cost is:
c)	attributable to a tax deduction required by law to be made by the Borrower; or

d)	attributable to the breach by the Lender or its affiliates of any law or regulation.
8.3	Currency

Swedish Kronor is the payment currency for any sum due from the Borrower under this Agreement, except that each payment in respect of costs, expenses or taxes shall be made in the currency in which they are incurred.

9.	COSTS AND EXPENSES

9.1	The Borrower shall, within three (3) Business Days of demand, pay the Lender the amount of all costs and expenses (including legal fees) reasonably incurred by it in connection with the negotiation, preparation, and execution of the Finance Documents and any other documents referred to in this Agreement, up to an amount of SEK 100,000 excluding VAT.

9.2	The Borrower shall pay all its own costs and expenses (including legal fees and taxes) incurred by it in connection with the negotiation, preparation, and execution of the Finance Documents and any other documents referred to in this Agreement, unless such costs and expenses are incurred by it through a wilful act or through gross negligence on behalf of the Lender.

10.	REPRESENTATIONS AND WARRANTIES

10.1	Representations and Warranties on Corporate and Legal Matters

10.1.1	The Borrower hereby represents and warrants to the Lender that:
a)	it is duly incorporated and validly existing under the laws of the State of Delaware, USA and is fully qualified and empowered to own its assets and carry out its businesses;

b)	it has the power to enter into, deliver and perform, and has taken all necessary action to authorise the entry into, delivery and performance of the Finance Documents and the transactions contemplated by such Finance Documents; and

c)	the execution, delivery and performance of the Finance Document will not violate any provision of any existing law or regulation or of any agreement now existing and binding on it or of its certificate of incorporation.
10.2	Representations and Warranties on Financial and Business Matters

10.2.1	The Borrower hereby represents and warrants to the Lender that:
a)	no action, suit or proceeding is pending or, to the knowledge of Borrower, threatened against the Borrower before any court of law, board of arbitration or administrative agency which could reasonably result in a Material Adverse Effect or which might prevent the entry into of the Finance Documents or the performance of the obligations thereunder; and

b)	since the date of the Original Financial Statements, no circumstance has occurred which could reasonably result in a Material Adverse Effect and that those financial statements have been prepared in accordance with GAAP;
10.3	Making of Representations and Warranties

10.3.1	These representations and warranties are made by the Borrower as of the date of this Agreement and are deemed to be repeated on the date of the Utilisation Request and on the Utilisation Date.

11.	INFORMATION UNDERTAKINGS

11.1	Information

11.1.1	The Borrower shall promptly notify the Lender of any litigation, arbitration or administrative proceedings initiated or threatened, which might prevent the performance of the obligations under the Finance Documents, or which could reasonably be expected to have a Material Adverse Effect or which would involve a liability, or a potential or alleged liability, exceeding SEK 20,000,000;

11.2	Notification of Default

11.2.1	The Borrower shall notify the Lender of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

11.2.2	Promptly upon request, the Borrower shall supply to the Lender a certificate signed by authorised signatories certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

12.	GENERAL UNDERTAKINGS

12.1	Authorizations

The Borrower shall promptly obtain, comply with and do all that is necessary to maintain in full force and effect any authorization, approval, exemption, filing or registration required under any law or regulation of any relevant jurisdiction to (i) enable it to perform its obligations under the Finance Documents, (ii) ensure the legality, validity, enforceability or admissibility in evidence of the Finance Documents and (iii) carry on its business, in each case where failure to do so might have a Material Adverse Effect.

12.2	Compliance with laws

The Borrower shall (and shall ensure that each Group Company will) comply in all respects with all laws and regulations to which it may be subject, if such failure to comply could reasonably be expected to have a Material Adverse Effect.

12.3	Insurance

The Borrower shall (and shall ensure that each Group Company will) maintain adequate risk protection through insurances on and in relation to its business and assets to the extent reasonably required on the basis of good business practice taking into account, inter alia, the financial position of the Group and the nature of its operations.

12.4	Merger

The Borrower shall not (and shall ensure that no Group Company will) enter into any amalgamation, demerger, merger or corporate reconstruction, other than mergers involving their direct or indirect wholly-owned Subsidiaries.

12.5	Change of business

The Borrower shall ensure that no material change is made to the general nature of the business of the Group taken as a whole from that carried on at the date of this Agreement.

12.6	Change of control

The Borrower shall ensure that no Change of control will occur under the term of this Agreement.

12.7	Negative pledge

12.7.1	The Borrower shall not create or permit to subsist any Security over any of its assets, except as provided for in Clause 12.7.3:

12.7.2	The Borrower shall not:
a)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are leased to or intended to be re-acquired by any Group Company;

b)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;

c)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts;

d)	enter into any other preferential arrangement having a similar effect; or

e)	enter into any other arrangement or transaction primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.
12.7.3	Clauses 12.7.1 and 12.7.2 do not apply to:
a)	Security provided to the Lender under the Finance Documents;

b)	any transaction entered into or arrangement made between the Borrower and a Group Company;

c)	any netting or set-off arrangement entered into by t he Borrower in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances;

d)	Security provided to ETV Capital SA under the Guaranty of Payment Agreement between Borrower and ETV Capital SA dated 23 March 2006 (the “Guaranty”) with respect to the Guarantor Subordinated Debt (as defined in the Guaranty);

e)	any lien arising by operation of law and in the ordinary course of trading; and

f)	any Security or preferential arrangement not permitted by paragraphs a) to c) above, securing indebtedness the principal amount of which does not in aggregate exceed SEK 6,000,000.
13.	EVENTS OF DEFAULT

13.1	Each of the following events or circumstances is an Event of Default (whether or not caused by any reason outside the control of the Borrower):
a)	Non-payment: The Borrower does not pay on the due date any amount payable pursuant to the Finance Documents at the place at and in the currency in which it is expressed to be payable, unless its failure to pay is caused by administrative or technical error and payment is made within five (5) Business Days of the due date.

b)	Other obligations: The Borrower does not comply in all material respects with any provision of the Finance Documents (other than those referred to in paragraph a) and such failure to comply (if capable of remedy) is not remedied within fifteen (15) Business Days of the Lender giving notice to the Borrower or the Borrower becoming aware of the failure to comply.

c)	Misrepresentation: Any representation or statement made by the Borrower in the Finance Documents or any other document delivered by the Borrower under or in connection with the Finance Documents is or proves to have been incorrect or misleading in any material respect and such misrepresentation (if capable of remedy) is not remedied within fifteen (15) Business Days of the Lender giving notice to the Borrower or the Borrower becoming aware of the misrepresentation.

d)	Insolvency: A Material Group Company is, or is deemed for the purposes of any law to be, insolvent, or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or commences negotiations with a view to rescheduling any of its indebtedness.

e)	Insolvency proceedings: Any corporate action, legal proceedings or other procedure or step is taken, or notice given, in relation to (other than a petition or application which the Lender is satisfied is vexatious or frivolous and which is discharged within 30 days):
(i)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of, or the appointment of an administrator to a Material Group Company; or

(ii)	a composition, assignment or arrangement with any creditors of any Material Group Company; or

(iii)	the appointment of a provisional liquidator, a liquidator (Sw: likvidator), receiver (Sw: konkursförvaltare), receiver or manager, administrative receiver (Sw: rekonstruktör), administrator, compulsory or interim manager or other similar officer in respect of a Material Group Company or any of its assets; or

(iv)	enforcement of any security over any assets of a Material Group Company,

(v)	or any analogous procedure or step is taken in any jurisdiction.
f)	Creditors’ process: Any expropriation, attachment, sequestration, distress or execution, or any analogous process in any jurisdiction, affects any asset or assets of a Material Group Company having an aggregate value of SEK 2,000,000 and is not discharged within fortyfive (45) days.

g)	Cessation of business: The Borrower ceases or threatens to cease to carry on all or substantial part of its business.

h)	Ownership of the Company: The Borrower is not or ceases to be the owner of the entire share capital and votes of the Company.

i)	Unlawfulness and invalidity: Any Finance Document is not or ceases to be in full force and effect or any Security expressed to be created thereunder is not or ceases to be legal, valid, binding, enforceable and effective in all material aspects.
13.2	On and at any time after the occurrence of an Event of Default which is continuing the Lender may, by notice to the Borrower:
a)	cancel the Loan Facility, and/or

b)	declare that all or part of the Loan, together with accrued and unpaid interest, and all other amounts accrued and unpaid or otherwise outstanding under this Agreement be immediately due and payable at such time as the Lender determines.
14.	CONFIDENTIALITY

Each Party undertakes not to use or disclose any financial information or other information which it may from time to time receive or obtain (orally or in writing or in disc or electronic form) as a result of entering into or performing its obligations pursuant to this Agreement or otherwise, relating to any of the Parties which is not in the public domain unless (i) required to do so by law or pursuant to any order of court or other competent authority or tribunal (ii) required to do so by any applicable stock exchange regulations or the regulations of any other recognised market place (iii) such disclosure has been consented to by the other Party in writing (such consent not to be unreasonably withheld) or (iv) the information is disclosed to its professional advisers who are bound to such Party by a duty of confidence which applies to any information disclosed. If a Party becomes required, in circumstances contemplated by (i) or (ii) to disclose any information, the disclosing Party shall use its reasonable endeavours to consult with the other Party prior to any such disclosure.

15.	CHANGES TO THE LENDER

The Lender may not transfer any of its rights or obligations under this Agreement.

16.	CHANGES TO THE BORROWER

The Borrower may not transfer any of its rights or obligations under this Agreement.

17.	TERM AND TERMINATION

16.1	This Agreement shall enter into force on the date of signing.

16.2	This Agreement shall terminate with immediate effect;

(i) if the Loan Facility has not been utilized on or prior to 20 June 2008, that being the last possible Utilisation Date in accordance with Clause 4.1; and

(ii) upon full repayment of the Loan made hereunder including, interest and costs payable hereunder.

18.	PAYMENT MECHANICS

18.1	All payments which the Borrower is required to make under the Finance Documents shall, unless otherwise directed by the Lender by written notice to the Borrower, be made in SEK to such account with such bank as the Lender shall specify. All sums payable by the Borrower under this Agreement shall be paid without any set-off, counterclaim, withholding or deduction whatsoever unless required by law and shall be made so that sums payable are available to the Lender in same day funds on the account stated no later than 12:00 a.m. on the date of payment.

18.2	If the Lender receives a payment that is insufficient to discharge all the amounts then due and payable by the Borrower under the Finance Documents, the Lender shall apply that payment towards the obligations of the Borrower in any order they deem fit, notwithstanding any appropriation made by the Borrower.

19.	NOTICES

19.1	Any communication to be made under or in connection with the Finance Documents must be in English and shall be made in writing and, unless otherwise stated, may be made by fax or letter.

19.2	The address and fax number of each party for any communication under or in connection with the Finance Documents is:

The Borrower:	Qlik Technologies Inc.
Att: President
150 N. Radnor-Chester Road, Suite E220
Radnor, PA 19087
USA
Fax No.: +1 (610) 975-5987

The Lender:	Stiftelsen Industrifonden
Att: Lennart Gustafson
Box 1163
SE-111 91 Stockholm
Sweden
Fax No.: +46 (0) 40-611 18 43
or any substitute address or fax number as a party may notify to the other parties by not less than five (5) Business Days’ notice.

Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:
a)	if by way of fax, when received in legible form; or

b)	if by way of letter, when it has been left at the relevant address or five (5) Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address;

c)	and, if a particular department or officer is specified as part of its address details, if addressed to that department or officer.
19.3	Any notice received on a non-working day or after business hours in the place of receipt will only be deemed to be given on the next working day in that place.

20.	FORCE MAJEURE AND LIMITATION OF LIABILITY

20.1	Neither one of the Parties shall be held responsible for any damage caused to the other Party arising out of any Swedish or foreign legal enactment, or any measure undertaken by a Swedish or foreign public authority, or war, strike, lockout, boycott, blockade or any other similar circumstance. The reservation in respect of strikes, lockouts, boycotts and blockades applies even if any of the Parties takes such measures, or is subject to such measures.

20.2	Any damage that may arise in other cases shall not be indemnified by the other Party if this other Party has observed normal care. Neither one of the Parties shall in any case be held responsible for any indirect damage, consequential damage and/or loss of profit. Should there be an obstacle as described above for either one of the Parties to take any action in compliance with the Finance Documents, such action may be postponed until the obstacle has been removed.

21.	GOVERNING LAW AND JURISDICTION

21.1	This Agreement is governed by Swedish law.

21.2	Any dispute, controversy or claim arising out of or in connection with this Agreement, or the breach, termination or invalidity thereof, shall be finally settled by arbitration in accordance with the Arbitration Rules of the Arbitration Institute of the Stockholm Chamber of Commerce.

The arbitral tribunal shall (i) where the amount in dispute does not exceed SEK 15,000,000 be composed of one (1) arbitrator and (ii) where the amount in dispute does exceed SEK 15,000,000 be composed of three (3) arbitrators.

The seat of arbitration shall be Stockholm, Sweden. The language to be used in the arbitral proceedings shall be English.

21.3	The Parties undertake and agree that all arbitral proceedings conducted with reference to this arbitration clause will be kept strictly confidential. This confidentiality undertaking shall cover all information disclosed in the course of such arbitral proceedings, as well as any decision or award that is made or declared during the proceedings. Information covered by this confidentiality undertaking may not, in any form, be disclosed to a third party without the written consent of the other Party. This notwithstanding, a Party shall not be prevented from disclosing such information in order to safeguard in the best possible way his rights vis-à-vis the other Party in connection with the dispute, or if the Party is obliged to so disclose pursuant to statute, regulation, a decision by an authority, a stock exchange contract or similar.

This Agreement has been duly executed on the date first written above in two (2) original copies, of which each of the parties has taken one copy.

QLIK TECHNOLOGIES INC. as Borrower	INDUSTRIFONDEN as Lender

/s/ Lars Björk Lars Björk	/s/ Claes de Neergaard Claes de Neergaard

/s/ Lennart Samuelsson Lennart Samuelsson

SCHEDULE 1
CONDITIONS PRECEDENT
1.	Corporate documents
(a)	A copy of the certificate of incorporation of the Borrower.

(b)	Up-to-date certificate of good standing of the Borrower.

(c)	A copy of a resolution of the board of directors of the Borrower
(i)	Approving the terms of, and transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute, deliver and perform the Finance Documents;

(ii)	Authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and

(iii)	Authorising a specified person or persons, on its behalf, to sign and/or dispatch all documents and notices (including any Utilisation Request) to be signed and/or dispatch by it under or in connection with the Finance Documents to which it is a party.
(d)	Evidence that the person(s) who have signed the Finance Documents and other documents in connection herewith on behalf of the Borrower is/are duly authorised to do so.
2.	Finance documents
(a)	This Agreement duly executed.

(b)	Utilisation Request in accordance with Schedule 2.

(c)	The Share Pledge Agreement duly executed on behalf of the Borrower.

(d)	A copy of all share certificates in respect of the shares in the Company pledged in favour of the Lender duly executed by the Borrower in blank and a copy of the share registers in respect of such shares pledged in favour of the Lender, including a statement that the shares are pledged in favour of the Lender.

(e)	The Warrant.
3.	Financial
(f)	The Original Financial Statements.

SCHEDULE 2
FORM OF UTILISATION REQUEST

To:	[Lender]

From:	[Borrower]

Dated:
[NAME OF BORROWER] — SEK [60,000,000] Term Loan Facility Agreement dated [     ] 2008 (the “Agreement”)
We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning herein.
We wish to borrow the Loan on the following terms:
1.	Proposed Utilisation Date: [ ] (or, if that is not a Business Day, the next Business Day)

2.	Amount: [ ]

3.	Currency of Loan: SEK

4.	We confirm that each condition specified in Clause [ ] is satisfied on the date of this Utilisation Request.

5.	The proceeds of this Loan should be paid to [account].

6.	This Utilisation Request is irrevocable.

[Name]	[Name]

SCHEDULE 3
REPAYMENT SCHEDULE

Initial Loan	60,000,000
Availability	6/16/2008
First repayment+ inter	6/30/2009
No.days cap. Interest	380
Interest	10.00%
interest for capitalization	6,246,575
total sum for repayment	66,246,575
Final Repayment Date	3/31/2012

Repayment Date	Loan IB	Principal	Loan UB	Interest	Totally Payment SEK

6/30/2009	66,246,575	5,520,548	60,726,027	0	5,520,548
9/30/2009	60,726,027	5,520,548	55,205,479	1,518,151	7,038,699
12/31/2009	55,205,479	5,520,548	49,684,932	1,380,137	6,900,685
3/31/2010	49,684,932	5,520,548	44,164,384	1,242,123	6,762,671
6/30/2010	44,164,384	5,520,548	38,643,836	1,104,110	6,624,658
9/30/2010	38,643,836	5,520,548	33,123,288	966,096	6,486,644
12/31/2010	33,123,288	5,520,548	27,602,740	828,082	6,348,630
3/31/2011	27,602,740	5,520,548	22,082,192	690,068	6,210,616
6/30/2011	22,082,192	5,520,548	16,561,644	552,055	6,072,603
9/30/2011	16,561,644	5,520,548	11,041,096	414,041	5,934,589
12/31/2011	11,041,096	5,520,548	5,520,548	276,027	5,796,575
3/31/2012	5,520,548	5,520,548	0	138,014	5,658,562

Total	430,602,740	66,246,575		9,108,904	75,355,479

SCHEDULE 4
FORM OF WARRANT
[SEE ATTACHED]

SCHEDULE 5
ORIGINAL FINANCIAL STATEMENTS
[SEE ATTACHED]